Exhibit 10.23

Description of Modification to the Director Retirement and Deferred Compensation Plan

The Company has previously adopted a retirement plan (the "Plan") for non-employee Directors ("Independent Directors"). Under the Plan, non-employee Directors with at least five years of service, who resigned or were not nominated for re-election were entitled to receive annual retirement payments equal to the annual retainer in effect on the date of retirement for the lesser of ten years or the number of years the retiring Director served on the Board. Such payments did not extend beyond the lifetime of the retiring Director and were contingent upon the Director's availability for consultation with management and refraining from engaging in competition with the Company.

In October 1997, benefits under the Plan were frozen. As a result, no additional benefits will be accrued for current Directors or be offered to newly elected Directors. Under the provisions of the Plan following such action, Independent Directors with at least five years of service as an Independent Director who resign or are not nominated for re-election will receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which the retiree served on the Board as an Independent Director prior to October 31, 1997. In calculating a Director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree's availability for consultation with management and refraining from engaging in any activity in competition with the Company. All of the current Independent Directors (other than Messrs. Tyabji and Haverty) are eligible for benefits under this plan.

Prior to October 1997, Independent Directors could, if they wished, defer payment of their cash retainers until termination of their service on the Board of Directors. Cash amounts deferred were retained by the Company and credited with interest at the prime rate until paid. None of the current Independent Directors elected to defer receipt of their retainers under this deferral option, and this program has been eliminated.